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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Bristow Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
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BRISTOW GROUP INC.
2000 W. SAM HOUSTON PKWY. S., SUITE 1700
HOUSTON, TEXAS 77042

Re. Amendment to Proxy Statement dated July 7, 2006

To Our Stockholders:

As you know, Bristow Group Inc. (the “Company”) plans to hold its 2006 Annual Meeting of Stockholders (the “Annual Meeting”) on August 3, 2006. Attached is an amendment (“Amendment”) to the Proxy Statement of the Company dated July 7, 2006 (the “Proxy Statement”), which was previously mailed to stockholders of the Company on or about July 7, 2006 in connection with the Annual Meeting. The information contained in this Amendment should be read in conjunction with the Proxy Statement. If you would like another copy of the Proxy Statement, you may obtain one free of charge by calling the Company at (713) 267-7600.

You may vote or change your vote as described in the Proxy Statement under the heading “General Information.” You may obtain a new proxy card free of charge by contacting the Company at the number above. If you intend to request and submit a new proxy card, please do so as soon as possible to ensure that your vote is received in time to be counted at the Annual Meeting.

Sincerely,

BRISTOW GROUP INC.

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary

Houston, Texas
July 11, 2006

AMENDMENT TO PROXY STATEMENT DATED JULY 7, 2006

BRISTOW GROUP INC.

AMENDMENT TO PROXY STATEMENT DATED JULY 7, 2006

This document amends, and should be read in conjunction with, the proxy statement of Bristow Group Inc. (the “Company”) dated July 7, 2006 (the “Proxy Statement”). The purpose of this amendment is to provide descriptions of certain employment agreements between the Company and certain of its executive officers that were inadvertently omitted from the Proxy Statement. The “Executive Compensation — Employment, Severance and Change-of-Control Arrangements” section of the Proxy Statement, as amended, is set forth below.

Employment, Severance and Change-of-Control Arrangements

We have entered into a change of control agreement (the “Change of Control Agreement”) with Mr. Donaldson. The Change of Control Agreement for Mr. Donaldson provides for continued employment for a three-year period following a Change of Control, as defined (the “Employment Term”). Should his employment be terminated during the Employment Term for any reason other than death, disability or “Cause,” as defined, or should he terminate his employment for “Good Reason,” as defined, he will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of Mr. Donaldson’s “Annual Base Salary,” as defined, and “Highest Annual Bonus,” as defined. Also, he will be entitled to continued welfare benefits under various Company plans and programs for a minimum of thirty-six months following the “Date of Termination,” as defined, as well as outplacement services and other benefits. In the event that any payments by the Company to or for the benefit of Mr. Donaldson (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”), then he will be entitled to an additional payment (“Gross-Up Payment”) in an amount such that, after payment by him of all taxes imposed on the Gross-Up Payment, he retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreement also provides that no award granted under the 2004 Plan or pursuant to any other plan or arrangements maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.

Under the terms of the 1994 Plan and the 2004 Plan, if a “Change in Control” (as defined in each such Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable and any then outstanding shares of Restricted Stock, Restricted Stock Units, Deferred Stock or other stock based awards made pursuant to either plan become free of all restrictions, if any, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a Change in Control, unless the 1994 Plan Committee determines otherwise at the time of the award, the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the “Change in Control Price” (as defined in the 1994 Plan) and the option exercise price. Likewise, the 2004 Plan Committee may in its discretion make certain equitable adjustments following a change in control, including the cancellation of stock options granted under the 2004 Plan in exchange for a cash payment equal to the excess, if any, of the consideration being paid for each underlying share of Common Stock pursuant to the change in control transaction over the exercise price of the option.

On June 6, 2006 the Company entered into an amended and restated employment agreement with Mr. Chiles. As amended and restated, Mr. Chiles’ employment agreement has a term of three years beginning on June 21, 2004 (the date of his original employment agreement), and, upon each anniversary, this term will be automatically extended by successive one-year periods unless either party thereto gives appropriate notice of nonrenewal. Under the agreement, Mr. Chiles serves as President and Chief Executive Officer of the Company and reports to the Board of Directors. Effective April 1, 2006, Mr. Chiles’ annual base salary is $486,200 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to 20% of Mr. Chiles’ annual salary and bonus to Mr. Chiles pursuant to the Deferred Compensation Plan. The Company will provide Mr. Chiles a ten-year term life insurance policy in the amount of $3 million payable to his designated beneficiaries. In addition, Mr. Chiles receives a car allowance of $1,500 per month. If Mr. Chiles’ employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Chiles’ employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth

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in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Chiles’ Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Chiles’ Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, non-employee solicitation, change-of-control and other provisions.

Mr. Elders and the Company entered into an Employment Agreement, effective as of February 16, 2006. The agreement has an initial term of two years, and, beginning on February 16, 2008, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Elders serves as Executive Vice President and Chief Financial Officer of the Company and reports to the President and Chief Executive Officer of the Company. Mr. Elders’ base salary is currently set at $365,000 and he is eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Elders’ annual salary and bonus to Mr. Elders pursuant to the Company’s Deferred Compensation Plan. Upon signing the agreement, Mr. Elders received options to purchase 10,000 shares of the Company’s common stock and 10,000 Performance Accelerated Restricted Stock Units. The Company will provide Mr. Elders with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, Mr. Elders receives a car allowance of $1,500 per month. If Mr. Elders’ employment is terminated by the Company without Cause or by him for “Good Reason” (as those terms are defined in Mr. Elders’ employment agreement) or under certain other circumstances specified in Mr. Elders’ employment agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions.

On June 6, 2006 the Company entered into an amended and restated employment agreement with Mr. Duncan. As amended and restated, Mr. Duncan’s employment agreement has an initial term of two years beginning on January 24, 2005 (the date of his original employment agreement), and, beginning on January 24, 2007, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, Mr. Duncan serves as Senior Vice President, Global Business Development of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2006, Mr. Duncan’s annual base salary is $260,000 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Duncan’s annual salary and bonus to Mr. Duncan pursuant to the Company’s Deferred Compensation Plan. The Company will provide Mr. Duncan with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, Mr. Duncan receives a car allowance of $1,500 per month. If Mr. Duncan’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, two and one half times the sum of Mr. Duncan’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, one and one half times the sum of Mr. Duncan’s Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, employee non-solicitation, change-of-control and other provisions.

Mr. Suldo and the Company entered into an Employment Agreement, effective as of June 1, 2005. The agreement initially has a term of two years, and, on May 31, 2007, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Suldo serves as Senior Vice President of the Company and reports to the President and Chief Executive Officer of the Company. Mr. Suldo’s base salary is currently set at $260,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Suldo’s annual salary and bonus to Mr. Suldo pursuant to the Deferred Compensation Plan. Upon signing the agreement, Mr. Suldo received options to purchase 3,700 shares of our Common Stock with an exercise price equal to the Common Stock’s closing price on the date of the grant. In addition, he received

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3,700 Performance Accelerated Restricted Stock Units, the material terms of which are described in the form of Restricted Stock Unit Award Agreement filed previously. The Company will provide Mr. Suldo a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Suldo’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Suldo’s employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. Mr. Suldo’s Employment Agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions. On March 8, 2006, Mr. Suldo’s employment agreement was amended to revise the definition of “Good Reason.”

Mr. Burman and Bristow Helicopters Group Limited (“BHGL”), an affiliate of the Company, entered into an Employment Agreement, effective as of October 15, 2004. The agreement continues unless terminated by either party upon twelve months notice. The agreement also terminates when Mr. Burman attains age 60. Mr. Burman currently serves as Senior Vice President of the Company and Managing Director of BHGL. BHGL pays Mr. Burman a base salary of £148,570 and he is eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. BHGL will also credit an annual amount equal to 12.5% of Mr. Burman’s annual salary to Mr. Burman’s retirement account pursuant to the BHGL Defined Contribution Retirement Plan. Mr. Burman also receives a car allowance of £908 per month and reimbursement of expenses related to membership in a local golf club.

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